EXHIBIT 10.4









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                         Agreement for Medicare Service









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       Agreement on the Medical Treatment Service of the Appointed Medical
     Treatment Institutions in Charge of the Basic Medicare Service for the
                               citizen in Nanning

A: The Management Center of Social Medical Treatment Insurance of Nanning
B: Nanning Tongji Hospital Co. Ltd.

    In order to ensure those insurants to enjoy medical treatment services and accelerate the development of social security and health, according to Notice on Printing and Delivering the Interim Procedures of the Management of Appointed Medical Treatment Institutions in Charge of the Basic Medical Treatment Insurance of the employee in Cities and Towns (No.14 [1999] issued by Ministry of Labor & Social Security) ) by Ministry of Labor & Social Security, Ministry of Health and State Administration of Traditional Chinese Medicine, Interim Procedures of the Basic Medical Treatment Insurance of the employee in Cities and Towns of Nanning (No.26 [2001] issued by Nanning People's Government) and Procedures on Payment of the Costs of the Basic Medical Treatment Insurance of the employee in Cities and Towns of Nanning (No.27 [2001] issued by Nanning People's Government) enacted by Nanning People's Government, A has confirmed B as the appointed medical treatment institution and both sides sign the following agreements:
                           Chapter 1 General Provision
    Article 1 A and B shall seriously implement the national regulations concerned and Interim Procedures of the Basic Medical Treatment Insurance of the employee in Cities and Towns of Nanning enacted by Nanning People's Government and the regulations attached.
    Article 2 A and B shall educate the insurant and medical personnel to accord with the regulations of medical treatment insurance. Both sides are authorized to provide the other side with reasonable suggestions and accuse the other side of or complain about the violation to regulations.
    Article 3 B must appoint a leader with academic level in charge of the operation of the basic medical treatment insurance and employ full-time (part-time) administrators to operate well the management on appointed medical treatment service together with the operation organization of medical treatment insurance. B is responsible for providing A with the information and data on basic medical treatment insurance. B should offer assistance if A needs to look up the information and case history of the insurant or inquire the person involved.
    Article 4 A should provide B in time with the information of the insurant relating to B and pay the medical treatment expenses taken charge of by A to B according to Procedures on Payment of the Costs of the Basic Medical Treatment Insurance of the employee in Cities and Towns of Nanning and report the variation of the policies in time, management system and operation rules of the basic medical treatment insurance to B.
    Article 5 After the contract is signed, B should hang up the unified mark of the appointed medical treatment institution made by A in the noticeable place of
B. B shall provide the propaganda and consulting services to the insured by


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setting the propaganda column of the medical treatment insurance, publicizing the contact telephone number and setting guidance service etc. The process of out-patient and in-patient services shall be announced to provide convenience to the insured. The name and price of the main service items and medicines shall also be announced and the list of medical treatment expenses and hospitalization daily costs shall be provided in order to guarantee the right to know of the insured. The lists shall be in time, clear, accurate and real.
    Article 6 B shall use the unified management software of the basic medical treatment insurance provided by A and equip with relevant facilities and get access to the Internet according to the requirement of the information system establishment of medical treatment. The relevant information shall be input and transmitted timely and accurately according to the management regulations of medical treatment insurance and its accuracy and completeness shall be ensured. B shall help A to establish and mature different data bases, vary and preserve the information in time. A is responsible for the training on the personnel of B and those using the computers. The personnel using the computers and their administrators of B must be qualified only after they pass the examination through the training above.
                       Chapter 2 Taking Medical Treatment Article 7 During the procedure of diagnosis, B shall strictly follow the first diagnosis principles and the principles of treatment that suits the diseases and reasonably take examination, diagnosis and prescription , in order to improve the quality of medical treatment.
    Article 8 B shall insist on the principle of "base-on-patient" and provide warm services to the insured. B shall take serious inspection if the insured complain the staffs of B about their bad manners. The cases will be strictly dealt with according to relevant regulations if the situations are true.
    Article 9 If there is any medical accident happening to the insured during the diagnosis of B, B shall inform A in written forms within 72 hours since the accident happened. A can unilaterally terminate the contract if the medical accidents have happened for many times causing serious consequences.
    Article 10 B shall identify the identification and certificates of the insured seriously during the diagnosis.
    1) B shall examine seriously the insurance cards when the insurant register at clinic and in-patient department, and check the validity of the certificates according to the list provided by A. A is not responsible for any expenses during the diagnosis with invalid certificates.
    2) If B discovers that the patient is not in accordance with the certificate of medical insurance, B will refuse to keep the account and will hold the certificate and inform A in time.
    Article 11 B shall establish case history of clinic and in-patient department. The records shall be clear, accurate, complete and well kept for examination. Clinic prescription shall be preserved for at least 2 years and in-patient prescription shall be at least 15 years.
    Article 12 B shall use the special case history, specific prescription, specific application form of examination and settlement document which all provided by A.
    Article 13 B must promise to provide hospital beds in accordance with the basic medical treatment service scope to the insured in this medical treatment institution.
    Article 14 B shall enhance the management of the hospital and ensure that the insured can receive medical treatment in time. At the same time the in-patient standard shall be strictly set and it is not allowed to lead the insured to be hospitalized. A will not be responsible for the expenses of


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medical treatment if those insured that discord with the in-patient conditions are hospitalized. B will take relevant responsibility if B denies those insured that accord with the conditions.
    Article 15 B shall go through the procedures of leaving hospital for those insured that accord with the clinical recovery standard. It is not allowed to force those insured that are not fully recovered to leave hospital. A shall not be responsible for the expenses increased by those that stay in hospital only in name or deliberately postpone the time staying in hospital. If the insured refuse to leave hospital, B will stop recording the accounts since the day when the insured are informed of leaving and deal with them as the patients using own expenses. A shall be informed about this situation in time.
    Article 16 If the disease can not be treated because of the technology and equipment limitation of B, B shall go through the procedures of transferring diagnosis and treatment for the insured according to relevant regulations. B shall take the responsibility for the damage of the insured that accord with the transferring conditions caused by the late handling of B. If the insured that B is capable of treating are transferred, B shall be responsible for the expenses of transferring. (Excluding the condition that the patient's condition has passed the critical stage and can be transferred to the lower level appointed medical treatment institution through the agreement of A and the insured)
    Article 17 If the costs of the services and medicines provided by B have exceeded the scope of the basic medical treatment insurance and the insured need to pay with their own expenses, this must be permitted and signed by the insured and their family members in advance according to the principals of the right to know and agree. Otherwise the insured are authorized to refuse the payment with their own expenses.
              Chapter3 Management of Diagnosis and Treatment Items Article 18 B shall strictly implement the regulations on the management of diagnosis and treatment items by the state, municipality and Nanning city and provide A with the diagnosis and treatment items lists and costs standard within the business scope of A. When the level of the costs standard has been increased, B shall provide materials to A according to the documents examined and replied by the price department.
    Article 19 B shall strictly follow the standard of medical treatment service price and the relevant costs standard to keep accounts, charge fees and declare prices. A is authorized to refuse the payment that exceeds the standards.
    Article 20 Both A and B shall enhance the management on the one-off medical materials and discuss together the measures of controlling costs.
    Article 21 When the insured receive examination in other appointed medical treatment institutions of A, B shall make good use of the result and avoid unnecessary repeated examination.
    Article 22 The income of the doctors for the examination of the insured is not allowed to directly connect with the salaries in their own department. If B violates this term after the examination by A, A can refuse to pay the relevant costs and exclude the relevant items from those settled. If the circumstance is serious, A can unilaterally terminate the agreement.
    Article 23 After the contract is signed, if B implements new medical treatment items outside the stipulations in the contract and these items are included in the basic medical treatment items set by the department of labor & social security, they will be dealt with under the following principles:
    1. B applies A for adding new medical treatment items. 2. A will take examination according to the application of B. During the examination B shall provide A with the relevant materials (including


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application, instruction on medical treatment items, materials on curative effect and purpose, value of the equipment and documents approved by price department) and offer convenience to A when A carries out on-the-spot investigation. A is obligated to keep secret on the materials provided by B.
    3. A shall complete the examination within 20 working days after the application of B (excluding the time when B makes supplementary application because of the incompleteness of the materials). If the application is not approved, B shall be informed with reasons. If the application is approved, the payment standard will be confirmed at the same time and B will be informed in time. If A gives no reply exceeding the deadline, it will be considered as approval.
                        Chapter 4 Management of Medicine
    Article 24 A shall report in time the management policy on medicines of the basic medical treatment insurance. B shall ensure that the supply of the medicines included in the list of medicines of the basic medical treatment insurance and offer the reserved medicines list including the details such as the commodity name, the common name, and types etc. A shall vary and maintain the data base of the medicines in time according to the materials provided by B.
   Article 25 B shall strictly implement the regulations of Medicine List of the Basic Medical Treatment Insurance of Guangxi Zhuang Municipality. A will not be responsible for the costs of the exceeding part.
    Article 26 In the list of the medical treatment institutions over second class level (including second class level) the reserve rate of western medicines shall be more than 80% and the rate of patent traditional Chinese medicine more than 50%; in the first class medical treatment institutions the rate of western medicines shall be more than 50% and the rate of patent traditional Chinese medicine more than 45%. In special medical treatment institutions the reserve rate of special medicines shall be more than 85%. The medicines expenses shall take less than 50% of the total medical treatment expenses in the second class medical treatment institutions and less than 55% in the first class medical treatment institutions.
    Article 27 The out-patient medicines of the insured in one prescription are mainly for one kind of disease or for two kinds at most. B shall prescribe doses of 3 days for peracute diseases, doses of 7 days for chronic diseases, doses of no more than 2 to 4 weeks at most for special chronic diseases, 1 to 2 kinds of medicines for intravenous drip. The medicines the insured take out of the hospital will be limited to doses of 3 days for peracute diseases, doses of 7 days for chronic diseases (at most no more than 2 weeks). In special conditions the doses shall be counted according to the smallest packing. The medicines brought away shall be limited for the diseases in the first diagnosis. Prescriptions for a long time or human sympathy are not allowed.
    Article 28 The insured can be allowed to buy medicines in the appointed retail drug stores with the prescription in B and their purchase can not be interfered. The prescription shall be clear and neat.
    Article 29 A shall pay the expenses if B uses the pharmaceuticals produced by B and listed in the scope of basic medical treatment insurance medicines. B shall follow article 23 if the new pharmaceuticals produced by B apply for entering the scope of basic medical treatment insurance medicines.
    Article 30 If there are several choices for the medicines of the same type (same common name but different commodity name) within the scope, B shall give priority to those with higher efficiency and lower price under the same quality standard (in accordance with the CMP standard).
   Article 31 No matter whether B participates in the bids or not, the basic medical treatment insurance medicines shall accord with the local bidding price in principle. A will not pay the exceeding parts if the prices violate the price policies and are higher than the price settled by state or autonomous region price department or higher than the bidding price of the medicines in the same period.
   Article 32 If there are counterfeit and shoddy medicines that B provides to the insured, A will not pay the costs of medicines and other relating medical treatment expenses and will report to the medicine supervision management department. If B or its staffs gather sales commissions of the medicines illegally, A will take off all the expenses of those kinds of medicines after confirming the truth.
                                Chapter 5 Payment
   Article 33 B is ranked as the second class medical treatment institution.
   Article 34 Both A and B shall strictly implement the regulations on the settlement of basic medical treatment insurance expenses established by the region. B can only offer one receipt or bill and can not offer it for several times when the insured are hospitalized or leave hospital.
   Article 35 Term of payment
   1. Dynamic quota settlement standard of accounting in-patient expenses of classified medical treatment institutions. The average in-patient expenses per capita accounted by the person-time and total in-patient expenses every month in different types of medical treatment institutions (out-patient expenses for special items refer to this standard, similarly hereinafter).
   2. Monthly settlement according to quota settlement standard. The medical treatment insurance operation organization will settle the accounts monthly in every designated medical treatment institutions. The in-patient settlement expenses are equal to that the in-patient person-time of that institution multiplies the average in-patient expenses per capita of the medical treatment institutions in the same type.
   3. The personal expenses shall be deducted at first during the settlement. Those violating the regulations will not be paid. The dynamic quota standard of the special department hospital shall be established separately.
   Article 36 Formula for settlement of medical treatment expenses of appointed medical treatment institution
   1. Total volume of settlement = Total volume of personal expenses + Total volume of planning funds
   2. Total volume of planning funds = Total volume of out-patient expenses for settled items + Total volume of out-patient special examination and treatment costs + Total volume of in-patient expenses (including special examination and treatment costs)
   3. Total volume of out-patient expenses for settled items = Expense quota per capita for out-patient settled items during settlement x (Actual person-time + Violation person-time) - The personal expenses of the insured
   4. Total volume of out-patient special examination and treatment costs = Different items x Person-time of the insured in out-patient examination - The personal expenses of the insured
   5. Total volume of in-patient expenses = In-patient expenses quota per capita during settlement x (Actual in-patient person-time of the insured - Violation in-patient person-time of the insured) - The personal expenses of the insured
   6. In-patient expenses quota per capita during settlement = In-patient expenses of designated medical treatment institutions of the same type in the


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city during settlement / Total person-time of designated medical treatment institutions of the same type in the city
   7. Expense quota per capita for out-patient settled items during settlement = Total volume of out-patient expenses for settled items of designated medical treatment institutions of the same type in the city during settlement / Actual out-patient person-time for settled items of designated medical treatment institutions of the same type in the city
   Article 37 B shall report the expenditure list of the medical treatment expenses of the insured last month to A before the 8th each month for A's examination.
   Article 38 If the insured have any medical accidents in B, they shall be dealt with according to the management of medical accidents. A will not pay the costs of the accidents or consequent expenses.
   Article 39 A shall pay 90% of the reasonable medical treatment expenses to B in 20 working days since the receipt of the expenses report offered by B and the remaining 10% will be taken as the guarantee money. All the expenses will be paid off according to the result of the annual examination.
   Article 40 If A doubts the expenses reported by B, the payment of those doubtful parts will be postponed. The period of the payment of the reasonable medical expenses after examination and acceptance shall not exceed 30 days at most.
   Article 41 Those parts within the scope of the basic medical treatment insurance but actually exceeding the quota settlement standard: 40% will be paid by the social planning funds and 60% will be at B's own expenses. The total volume of actual medical treatment expenses of B will be settled by the total volume o actual costs if the expenses are equal to or less than the quota settlement standard.
                          Chapter 6 Reward and Penalty
   Article 42 A will report to the administrative department to submit spiritual encouragement and proper material rewards to the regional people's government if B can obey the medical treatment insurance system in accordance with the following conditions.
   1. If B consciously implements the policies and regulations of medical treatment insurance with high quality and good manner of the services and no complaint by the public and also is elected as the outstanding organization after annual examination, some material rewards will be issued.
   2. If the staffs of B make strict inspection according to the policies and regulations of medical treatment insurance and reduce the waste or loss of the resources and medical treatment insurance funds, material rewards will be annually issued after examination.
   3. The reporter of those behaviors or individuals violating the policies and regulations of medical treatment insurance will be awarded properly after being proved to be true.
   Article 43 If B and its staffs have any behaviors as follows after being proved to be true, the unreasonable expenses will be withdrawn and besides the organization and the person in charge will be fined 5 to 10 times of those expenses according to the seriousness of the circumstances. A criticism note will be circulated and even the agreement will be terminated.
   1. The charge exceeds the expenses standard approved by departments of price, health and finance.
   2. The insured are demanded to pay cash but actually it shall be recorded in accounts by B according to the regulations.
   3. The patients that this hospital is able to treat are transferred to other hospitals with excuses; the patients are hospitalized in different stages or


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hospitalized twice because of transferring.
   4. Violation to the principle of reasonable prescription; treatment disaccords with diseases; prescription of many medicines for a small disease; those prescribe for human sympathy and some well-nourished traditional Chinese medicines.
   5. The examination is not taken strictly and its scope is extended at will; the inspection and approval disaccord with the stipulated procedures; the special or unnecessary examinations are applied improperly; the rate of positive actions does not reach the stipulated standard.
   6. Those patients that come to hospital are not verified and as a result those that are not the insured can come to hospital and record the accounts with the certificate of others.
   7. The normal regulations are not implemented; the standards of being hospitalized and leaving hospital are not complied with; those patients that disaccord with the standard of being hospitalized are accepted by the hospital or the period of hospitalization is extended at will; those are hospitalized in name or the patients are accepted in the super-standard ward without their permissions.
   8. The patients out of the scope of guard against serious diseases (CCU, ICU) are accepted in the CCU, ICU wards or those that need to be transferred to common wards are continually kept in the CCU, ICU wards.
   9. B makes an untrue report on the expenses violating the agreement or its staffs conspiring with the insured, which get the medical treatment insurance funds by cheating.
   Article 44 If A can not pay the expenses to B in time monthly according to Interim Procedures of the Basic Medical Treatment Insurance of the Employee in Cities and Towns of Nanning, the compensation for breaking the contract will be paid by 0.2/oo of the arrears for each day.
                          Chapter 7 Dispute Resolution
     Article 45 If there is any dispute during the implementation of the agreement, B can apply for administrative reconsideration towards the same level administrative department of labor security or bring administrative lawsuits to people's court according to Administrative Reconsideration Law of the People's Republic of China and Administrative Procedure Law of the People's Republic of China

                       Chapter 8 Supplementary Provisions

     Article 46 Term of the agreement: From October 1st, 2006 to September 30th, 2007
     Article 47 If there is any adjustment of the national laws and regulations during the implementation of the agreement, A and B shall amend the agreement according to the new laws and regulations. Both sides can terminate the agreement if no agreement has been reached. During the implementation of the agreement B shall inform A about any variation of registered capital, service conditions, service content, and legal representative etc.
     Article 48 A and B can renew the agreement one month before the expiration of the term.
     Article 49 Those items unmentioned herein will be supplemented by exchange of letters through the consultation between A and B and have the same legal effect as this agreement.
     Article 50 This agreement is in triplicate. Each party holds one and all are of the same effect. The other one is reported and delivered to the administrative management department of medical treatment insurance to keep on record.


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A: The Management Center of Social           B: Nanning Tongji Hosptal Co., Ltd
   Medical Treatment Insurance of Nanning       (Seal)
   (Seal)
Legal representative (Sign):                    Legal representative (Sign):
September 30th, 2006                            September 29th, 2006


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